FUND OF FUNDS INVESTMENT AGREEMENT

This Investment Agreement (the “Agreement”), dated as of December 10, 2024 by and among The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, each a Massachusetts voluntary association (each, an “AIC Trust”), on behalf of each of their series listed on Schedule A, severally and not jointly, (each, an “Acquiring Fund”), and Unified Series Trust, a business trust organized under the laws of the State of Ohio (the Acquired Trust”), on behalf of each of its series listed on Schedule B and such additional series as shall be designated in the future (each, an “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment
a)	Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, the investment adviser of the Acquired Fund (the “Acquired Fund Adviser”) shall evaluate the material terms of the Acquiring Fund’s investment in the Acquired Fund (the “Material Terms”), including, at a minimum, but not limited to: (i) the scale of contemplated investments by the Acquiring Fund and any maximum investment limits; (ii) the anticipated timing of redemption requests by the Acquiring Fund; (iii) whether, and under what circumstances, the Acquiring Fund will provide advance notification of investment and redemptions; and (iv) the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any redemptions in kind; and shall find that any undue influence concerns associated with the Acquiring Fund’s investment in the Acquired Fund is reasonably addressed.

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b)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund Adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind, either directly or through an Authorized Participant if the Acquired Fund is exchange traded fund.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Fund’s total outstanding shares, including any requests made to a broker dealer acting as an authorized participant in the case of an ETF) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Control analysis. When any Acquiring Fund’s investment in an Acquiring Fund exceeds any of the limits of Section 12(d)(1)(A) of the 1940 Act, the Acquiring Fund will provide to the Acquired Fund a list of the affiliates (as defined under the 1940 Act) of the Acquiring Fund and the investment adviser to the Acquiring Fund (the “Acquiring Fund Adviser”) and of any investment sub-adviser, if applicable. Thereafter, each Acquiring Fund will notify the Acquired Fund of any change to the list of affiliates as soon as reasonably practicable after such change occurs.

(iv) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

c)	An Acquiring Fund’s Adviser is required to evaluate the complexity of the structure and fees and expenses associated with the Acquiring Fund’s investment in the Acquired Fund, and find that the Acquiring Fund’s fees and expenses do not duplicate the fees and expenses of the Acquired Fund. In order to assist the Acquiring Fund Adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.
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2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Indemnification
a)	Each Acquiring Fund agrees to hold harmless and indemnify the applicable Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

b)	Each Acquired Fund agrees to hold harmless and indemnify the applicable Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

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If to the Acquiring Fund:	If to the Acquired Fund:

AIC Trust

c/o SEI Investments

One Freedom Valley Drive

Oaks, PA 19456

Attn: Compliance Department

President

Email: LegalFundComp@seic.com

With a copy to:

The Advisors’ Inner Circle Fund

Attn: Legal Dept.

One Freedom Valley Drive, Oaks, PA 19456

Email: mmaher@seic.com

Unified Series Trust

c/o Ultimus Fund Solutions

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attn: Elisabeth Dahl

Secretary

Email: edahl@ultimusfundsolutions.com

With a copy to:

Thompson Hine LLP

Attn: Cassandra W. Borchers

312 Walnut Street, 20th Floor

Cincinnati, OH 45202

Email:

cassandra.borchers@thompsonhine.com

6.       Term and Termination;

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

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(e) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f) In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

7.	Agreement to Share Information

Each party agrees to provide the other party with any information that is reasonably needed to make the determinations in Sections 7, 8, and 9 above. Specifically, the Trust will provide the Acquiring Fund with fee and expense information to the extent reasonably request.

8.	Record-Keeping Requirements

For not less than five years with the most recent two years easily accessible, each from the end of the fiscal year in which the most recent investment by the Acquiring Fund an Acquired Fund occurred, the Acquiring Fund and the Acquired Fund agree to preserve and maintain the following:

(a)	a copy of this Agreement as well as any amendments to it;
(b)	a written record of the evaluations and findings required by this Agreement and the Rule and the basis for such findings; and
(c)	as applicable, the certification from each insurance company required by the Rule in the event of a separate account funding variable insurance contracts.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Unified Series Trust

/s/ Martin R. Dean ________________ Martin R. Dean
Title: President

The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, On Behalf of Their Series Listed on Schedule A

/s/ Eric Griffith ______________________ Eric Griffith
Title: Vice President & Assistant Secretary

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SCHEDULE A

List of Acquiring Funds

Registrant: The Advisors’ Inner Circle Fund

Series:

None

Registrant: The Advisors’ Inner Circle Fund II

Series:

Frontier Asset Absolute Return ETF

Frontier Asset Core Bond ETF

Frontier Asset Opportunistic Credit ETF

Frontier Asset Global Small Cap Equity ETF

Frontier Asset Total International Equity ETF

Frontier Asset U.S. Large Cap Equity ETF

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SCHEDULE B

List of Acquired Funds

Ballast Small/Mid Cap ETF (MGMT)

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